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                                                                    EXHIBIT 99.1

[AHPC LOGO]

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FOR IMMEDIATE RELEASE

For more information please contact:
AHPC HOLDINGS, INC.
Alan E. Zeffer, President & Chief Executive Officer
Ph:      630.285.9191
Fax:     630.285.9469



                               AHPC HOLDINGS, INC.

                          SEES RETURN TO PROFITABILITY



ITASCA, IL, JANUARY 25, 2005 -- AHPC HOLDINGS, INC. (Nasdaq SmallCap: GLOV), a leading distributor and supplier of disposable gloves and other products to the foodservice, healthcare, retail and industrial markets, today reported that it anticipates returning to a positive cash flow by the fourth quarter of fiscal 2005 and a return to profitability for its fiscal year 2006. In 2004, the Company reported a loss of $2.8 million, or $2.80 per share.

"Over the last two quarters, we have made improvements to our cost structure, which have helped our profit margins improve to 23.2% from the 16.4% in the year ended June 30, 2004. We anticipate seeing continued improvement through year-end, which will allow the Company to have a positive cash flow by the quarter ended June 30, 2005. We anticipate 2005 revenue between $29.0 and $31.0 million and 2006 revenue between $33.0 and $36.0 million" commented Alan Zeffer, President and CEO.

"This year marked a successful step in the turnaround of our Company. Completing the transaction with WRP Asia Pacific, establishing a new, flexible credit facility and returning to the medical market are fundamental steps needed to insure our future success. These successes will now allow us to place greater focus on continuing to control our costs, expand our markets served and products offered. While we anticipate a loss in the year ended June 30, 2005, our current efforts, if successful, should allow the Company to achieve a positive net income for the year ended June 30, 2006," Mr. Zeffer continues.

The guidance is based on the economic and market conditions as of January 25, 2005, and assumes no material changes in economic conditions or other extraordinary events. The Company can give no assurance as to whether these conditions will continue, or if they change, how such changes may affect the Company's current expectations. While the Company may, from time to time, issue updated guidance, it assumes no obligation to do so.

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In 2004, the Company reduced its shares outstanding from 6.9 million to 1.1 million through the redemption of 3.6 million shares of stock from WRP Asia Pacific and by a 1-3 reverse stock split.

AHPC Holdings, Inc., headquartered in Itasca, is a top marketer and manufacturer of disposable medical examination, foodservice and retail gloves. The Company's wholly owned subsidiary, American Health Products Corporation, is a leading supplier of branded and private label disposable gloves to the healthcare, foodservice, retail and industrial markets nationwide.

This Press Release contains forward-looking statements, which involve numerous risks and uncertainties, including, but not limited to, the Company's ability to maintain current sales levels at current margins and ability to maintain in place the Company's current line of credit or replace it with an alternate substitute. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

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